Exhibit 99.1

China TransInfo Technology Corp. Increases Corporate Governance
with the Appointment of Two New Directors

BEIJING, Sept. 29 — China TransInfo Technology Corp., (Nasdaq: CTFO), (“China TransInfo” or the “Company”), a leading provider of public transportation information systems technology and comprehensive solutions in the People's Republic of China (the “PRC”), today announced the appointments of Mr. Brandon Ho-Ping Lin and Mr. Dongyuan Yang as new directors on the Company's board. Both appointments will be effective as of September 28, 2008.

“We are honored to have Mr. Lin and Mr. Yang join China TransInfo’s board. The addition of two new directors will significantly improve our corporate oversight,” said Mr. Shudong Xia, CEO of China TransInfo. “With the new directors on our board, we will continue to maintain high standards in corporate governance while providing transparency to the US investment community.”

With the appointments of Mr. Lin as a director and Mr. Yang as an independent director, China TransInfo’s board of directors is now comprised of seven directors, four of whom are independent directors.

Brandon Ho-Ping Lin is a partner at SAIF Partners, one of the largest and most successful growth venture capital funds focused on China with $2.2 billion under management. Mr. Lin sits on the boards of directors of several of SAIF's portfolio companies including NVC Lighting, Runtian Bottled Water, Vienna Hotels, He Jian Semiconductor and MDC Telecom.

Prior to joining SAIF in 2001, Mr. Lin was a vice president of investment banking with Credit Suisse / Donaldson, Lufkin & Jenrette (DLJ) in New York from 1997 to 2001 where he executed IPOs, M&A deals and debt transactions for technology companies and worked on LBO transactions for large private equity firms. He also previously worked as an associate in M&A and securities law with Sullivan & Cromwell in Hong Kong and Los Angeles. Brandon graduated from Stanford University in 1991 with a Bachelor's degree with distinction and Phi Beta Kappa and from Harvard Law School in 1994 with a Juris Doctor degree cum laude.

Mr. Dongyuan Yang has been the vice chancellor of Tongji University since 2002. Located in Shanghai, Tongji University is one of the most prestigious universities in China. Mr. Yang has over 26 years of experience in the research and application of urban transportation planning, transportation modeling, intellectual transportation systems, and logistic systems planning. He is a professor as well as a doctorate program advisor at Tongji University. Mr. Yang has published over 80 academic essays in domestic and international industry journals.

In recent years, Mr. Yang has spearheaded a number of transportation and logistic planning projects, including the highway intellectual information platform for Guangdong province, Zhengzhou’s integrated transportation systems planning, Shanghai’s World Expo transportation systems planning and Shanghai’s comprehensive transportation information center planning. Aside from his position at Tongji University, Mr. Yang is also the vice chairman of the Shanghai Transportation Engineering Committee and the vice director of the Transportation Engineering and Technology Center at the Ministry of Construction.

About China TransInfo

China TransInfo, through its subsidiary Beijing PKU ChinaFront High Technology Co., Ltd. (“PKU”), is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. China TransInfo is involved in developing multiple applications in transportation, digital city, land and resource filling systems based on Geographic Information System technologies which are used to service the public sector. In addition, the Company is also developing its transportation system to include Electronic Toll Collection technology. The Company is the co-formulator to several transportation technology national standards and has software copyrights to 23 software products. China TransInfo has won 3 of 4 model cases sponsored by the PRC Ministry of Communications. The Company’s affiliation with Peking University, which currently owns 5% of PKU, provides access to the University’s GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electrified transportation information solutions. For more information please visit the Company's website at http://www.chinatransinfo.com .

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements”. All statements other than statements of historical fact included herein are “forward-looking statements”. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

China TransInfo Technology Corp.
  Ms. Cathy Zhuang, IR Supervisor
  Tel: +86-10-82671299 x8032 (Beijing)
  Email: cathyzhuang@ctfo.com

CCG Investor Relations Inc.
  Mr. Crocker Coulson, President
  Tel: +1-646-213-1915 (New York)
  Email: crocker.coulson@ccgir.com

  Graham Reed, Financial Writer
  Email: graham.reed@ccgir.com
  Web: http://www.ccgirasia.com